Exhibit 10.1
EXECUTION VERSION
SEPARATION AGREEMENT
     This Separation Agreement (“Agreement”) is entered into by and between BioScrip, Inc. (together with its successors and assigns, the “Company”) and Richard H. Friedman (“Executive”) effective on the date Executive signs this Agreement;
     WHEREAS, the Company and Executive (each a “Party” and together, the “Parties”) entered into an employment agreement dated May 30, 2008 (the “Employment Agreement”); and
     WHEREAS, the term of the Employment Agreement is (absent any extensions) scheduled to end on May 31, 2011; and
     WHEREAS, the Company and Executive have agreed that Executive will (notwithstanding the terms of the Employment Agreement) resign as an officer and as an employee of the Company effective December 31, 2010; and
     WHEREAS, the Company and Executive have agreed that Executive will (notwithstanding such resignation) continue as a member of the Company’s Board of Directors (the “Board”) and will continue to serve as the Chairman of the Board;
     NOW, THEREFORE, for such consideration as the Company and Executive hereby declare full and adequate, the Company and Executive, each intending to be legally bound, agree as follows:
1.	Employment Agreement.
a.	2010. The Company and Executive agree that (except as expressly set forth in § 2 and § 4 of this Agreement) all of the terms and conditions and respective right and obligations set forth in the Employment Agreement shall remain in full force and effect until 11:59 pm eastern time on December 31, 2010.

b.	After 2010. The Company and Executive agree that after 2010: (1) section 6 and sections 7.1, 7.2, and 7.3 of the Employment Agreement shall remain in full force and effect in accordance with the terms of such sections, the terms of which are hereby incorporated as part of this Agreement, and (2) sections 1 through 5 of the Employment Agreement shall have no further force or effect.
2.	Separation. Executive and the Company agree that by signing this Agreement the Executive’s employment with the Company shall terminate effective 11:59 pm eastern time on December 31, 2010 and that neither Party has any right to revoke or rescind such agreement with respect to such termination.

3.	Board Membership. The Company and Executive agree that Executive will continue to serve as a member of the Board, and as the Chairman of the Board, until (i) he resigns or is removed from such positions in accordance with the By-Laws of the Company, or (ii) the expiration of his current term on the Board if (x) his nomination for another term is not approved by the Board or its Nominating Committee, or (y) he is not elected to another term by the stockholders of the Company. However, the Company and Executive agree that the level of services which Executive will be expected to provide to the Company after 2010 as a member of the Board and as Chairman of the Board will not exceed the level at which his termination of employment will constitute a “separation from service” from the Company under § 409A of the Internal Revenue Code of 1986, as amended (the “Code”) on December 31, 2010.

4.	Payments and Benefits.
a.	General. The Company and Executive agree that the payments and benefits described in this § 4 are in lieu of any payments or benefits otherwise due or payable under section 5 of the Employment Agreement, and Executive irrevocably waives any right he otherwise might have to any payments or benefits otherwise due or payable under section 5 of the Employment Agreement.

b.	Cash Severance. The Company and Executive acknowledge and agree that
i.	the amount of Executive’s cash severance (less applicable tax withholdings) under this Agreement shall equal the cash severance which would have been payable under section 5.4(a) of the Employment Agreement (i.e., $1,700,000) if there was no extension of Executive’s initial term under the Employment Agreement;

ii.	except as provided in § 4(b)(3), such cash severance shall be paid in approximate equal installments in accordance with the Company’s standard payroll schedule for salaried employees over the two year period ending December 31, 2012, as described in section 5.2(b)(iv) of the Employment Agreement for a termination of employment by the Company without “Cause”;

iii.	Executive is a “specified employee” within the meaning of § 409A of the Code, so that (absent his death) the installment payments described in section 5.2(b)(iv) of the Employment Agreement will be delayed until the earlier of (x) Tuesday, July 5, 2011, which is at least six months and one day following Executive’s “separation from service” and (y) the date of his death; and

iv.	the payment made on July 5, 2011 (or on the date of his death, if earlier) will include (without interest) all of the payments that (but for Executive’s status as a “specified employee”) would have been paid in accordance with the Company’s standard payroll schedule for salaried employees during the period that starts on January 1, 2011 and ends on June 30, 2011.
c.	Options and Restricted Stock Grants.
i.	Each of Executive’s outstanding options to purchase Company stock will vest 100%, and thus become fully exercisable, on December 31, 2010.

ii.	The deadline for Executive to exercise each of his vested options to purchase Company stock following his termination of employment will be extended to the earlier of (x) May 31, 2012 and (y) the last day on which he would have had the right to exercise the option if there had been no termination of his employment.

iii.	Executive’s right to his outstanding restricted stock grant evidenced by the Stock Grant Certificate dated May 30, 2008 and his outstanding restricted stock grant evidenced by the Stock Grant Certificate dated April 29, 2008 (together, the “Restricted Stock Grants”) will vest to the extent, if any, that the related performance requirements for vesting are established through the Company’s independent audit process to have been satisfied for the year ended December 31, 2010 (as determined in the ordinary course consistent with past practice, but on no less favorable a basis than the basis then or thereafter applied to any other holder of a grant approved by the Company’s compensation committee and evidenced by any Stock Grant Certificates dated April 29, 2008 during the term of those certificates (which expire by their respective terms on December 31, 2013)). The Company also acknowledges and agrees that, for purposes of determining whether such performance requirements for vesting have been satisfied, EBITDAO (as defined in the Restricted Stock Grants) shall be determined without reduction for any restructuring charge incurred during the fourth quarter of the 2010 calendar year in accordance with generally accepted accounting principles.
d.	Health Care Continuation Coverage.
i.	If Executive timely elects COBRA coverage for Executive (or, if applicable, for Executive and any of his COBRA eligible dependents) under the Company’s group health plan in which he participates on December 31, 2010, the Company will (subject to § 4(d)(4)(A)) reimburse Executive (on an after tax basis) for the COBRA coverage premiums he pays for such coverage, and each such reimbursement (subject to § 4(d)(4)(B)) will be made no later than sixty (60) days after the date that a premium is paid by Executive.

ii.	If Executive’s right to COBRA coverage ends before December 31, 2012, the Company at Executive’s election will continue (subject to § 4(d)(4)(C)) to make the equivalent of COBRA coverage available to Executive (or, if applicable, to Executive and any of his COBRA eligible dependents) through December 31, 2012 subject to Executive (subject to § 4(d)(4)(A)) paying an amount each month to the Company equal to the applicable monthly premium for COBRA coverage. The Company will (subject to § 4(d)(4)(A)) reimburse Executive for such payments, and each reimbursement will be made no later than sixty (60) days after the date that a payment is made for such coverage.

iii.	If Executive desires health care continuation coverage after December 31, 2012, the Company at Executive’s election will continue (subject to § 4(d)(4)(C)) to make the equivalent of COBRA coverage available to Executive (or, if applicable, to Executive and any of his COBRA eligible dependents) through June 30, 2014 subject to Executive continuing to pay an amount each month to the Company equal to the then applicable monthly premium for COBRA coverage.

iv.	a) If the Company reasonably determines that the Company can pay the premiums called for under § 4(d)(1) and § 4(d)(2) directly on behalf of Executive without subjecting such premium payments to tax under § 409A of the Code, then the Company will make such premium payments on Executive’s behalf in lieu of reimbursing Executive for making such premium payments.
b)	If the Company reasonably determines that no reimbursement can be made under § 4(d)(1) before July 5, 2011 without subjecting such reimbursement to tax under § 409A of the Code, all reimbursements for the period which starts on January 1, 2011 and ends on June 30, 2011 will be aggregated and made on Tuesday, July 5, 2011.

c)	If the Company reasonably determines that the Company cannot provide continued coverage under the Company’s group health plan, the Company for the period described in § 4(d)(2) will reimburse Executive (on an after tax basis) for the cost to purchase comparable coverage, subject to a cap based on the corresponding COBRA coverage premium for COBRA coverage under the Company’s group health plan, and the Company’s only obligation under § 4(d)(3) shall be to use reasonable efforts to locate an alternative source of healthcare coverage for Executive.
e.	Earned but Unpaid Salary, Bonus and Expense Reimbursements. The Company will pay Executive any earned but unpaid salary due for the period ending December 31, 2010, in accordance with customary payroll practices of the Company, and will pay Executive any annual bonus for the 2010 calendar year that becomes payable by reason of the attainment of the pre-established performance goal (without any exercise of negative discretion). The Company shall also reimburse Executive, in accordance with the Company’s standard policy for expense reimbursements, for any expenses incurred on or before December 31, 2010, on or before March 15, 2011 if Executive timely files an expense reimbursement claim for such expenses.

f.	Other Payments and Benefits. Executive as a result of his termination of employment on December 31, 2010 will be eligible to receive such payments and benefits which are due or payable in the ordinary course upon or following a termination of an employee’s employment under the Company’s plans, programs and policies on the same basis and subject to the same terms and conditions as other similarly-situated employees or officers of the Company are eligible to receive such payments and benefits; provided, however, to the extent there is any duplication of benefits under § 4 of this Agreement and any benefits under such employee benefit plans, programs and policies, Executive hereby waives his rights to any benefits under such employee benefit plans, programs and policies. Without limiting the foregoing, the Company acknowledges and agrees that Executive is entitled to (i) his health savings account, which is fully vested and non-forfeitable; (ii) payment for his accrued but unused vacation days, as of December 31, 2010; (iii) full participation in any matching or other employer contributions to the Company’s 401(k) plan for the 2010 calendar year (regardless of when such contributions are actually made); and (iv) indemnification, and advancement of legal fees and expenses, in accordance with the Company’s current bylaws.

g.	The Company will reimburse Executive for his attorney fees and charges incurred in connection with the implementation and negotiation of this Agreement (such reimbursement not to exceed $5,000), no later than 30 days after presentation of an invoice, with appropriate back-up, for such fees and charges.
5.	Mutual Release.
a.	Release by Executive. Executive, on behalf of himself and his heirs, executors, administrators and legal representatives (collectively, the “Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Company and its subsidiaries and affiliates (collectively, the “Releasees”) from (and indemnifies them against) any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character, whether known or unknown, whether now existing or hereafter arising, at law or in equity, that the Releasors may have, may have had, or may hereafter have, and that are based in whole or in part on facts existing prior to the date of this Agreement (collectively, “Claims”), including without limitation any Claims based on Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; the Fair Labor Standards Act; the Equal Pay Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974 (except as to claims pertaining to vested benefits under employee benefit plans maintained by the Releasees); the New York State and New York City Human Rights Laws, the New York Labor Law; the Occupational Safety and Health Act; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Immigration Reform and Control Act; any common law, public policy, contract (whether oral or written, express or implied) or tort law; and any other local, state, federal or foreign law, regulation or ordinance, and that arise out of, or relate to, Executive’s employment with, or services for, the Company or any of its affiliates, or the termination of such employment or services; provided, however, that this paragraph shall not release (i) Executive’s rights arising under or preserved by this Agreement, or (ii) Executive’s rights as a shareholder of the

Company or (iii) any claims based on any act or omission of a Releasee which constitutes willful misconduct, gross negligence or fraud.

b.	Release by Company. The Company, on behalf of itself and the Releasees and each of their respective officers, directors, employees, shareholders and agents, hereby releases, acquits and forever discharges Executive and the Releasors from (and indemnifies them against) any and all claims, causes of actions, demands, suits, costs, expenses and damages of whatever kind or character, whether known or unknown, whether now existing or hereafter arising, at law or in equity, that any Releasee may have, may have had, or may hereafter have, and that are based in whole or in part on facts existing prior to the date of this Agreement, and that arise out of, or relate to, the Executive’s employment with, or services for, the Company or any of its affiliates, or the termination of such employment or services, provided, however, that this paragraph shall not release (i) the Company’s rights arising under or preserved by this Agreement, (ii) any claims based on any act or omission of Executive which constitutes willful misconduct, gross negligence or fraud or a violation of any applicable statute or regulation or (iii) any claims to the extent that the release of such claims would be inconsistent with a Releasees’ obligations or Executive’s obligations under applicable law.
6.	Miscellaneous
a.	Enforceability; Jurisdictions. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that is not resolved by Executive and the Company (or its subsidiaries or affiliates, where applicable), other than those arising under section 6 of the Employment Agreement, to the extent necessary for the Company (or its subsidiaries or affiliates, where applicable) to avail itself of the rights and remedies provided under section 6.2 of the Employment Agreement, shall be submitted to arbitration in New York, New York in accordance with New York law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (and its subsidiaries or affiliates, where applicable) and Executive, and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

b.	Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:
(i)	If to the Company, to:

BioScrip, Inc.
100 Clearbrook Road
Elmsford, New York 10523
Fax: (914) 460-1661
Attention: General Counsel

with a copy to:
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036-4003
Fax: (212) 556-2222
Attention: Richard A. Cirillo
(ii)	If to the Executive, to:

Richard H. Friedman
35 Cherry Lawn Blvd.
New Rochelle, NY 10804
with a copy to:
Morrison Cohen LLP
909 Third Avenue
New York, New York 10022
Fax: 212-735-8708
Attention: Robert M. Sedgwick
c.	Entire Agreement. This Agreement (and the arrangements described herein) contains the entire agreement between the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect to the subject matter hereof.

d.	Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument that expressly identifies the applicable provision and that is signed by the Company and Executive or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

e.	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

f.	Assignment. Except as provided in this § 6(f), neither Party’s rights or obligations under this Agreement may be assigned by such Party, and any purported assignment by either Party in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiaries, estate, executors, or other legal representative(s).

g.	Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding required by law, but with respect to bonus compensation shall only withhold federal taxes at the bonus, or supplemental rate, to the extent permitted by law.

h.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Executive and their respective successors, permitted assigns, heirs, executors and legal representatives.

i.	Counterparts. This Agreement may be executed by the Company and Executive in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by either the Company or Executive.

j.	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
     IN WITNESS WHEREOF, the Company and Executive have signed their names on the date set forth below their signature.

EXECUTIVE:	THE COMPANY,
BIOSCRIP, INC.

/s/ Richard H. Friedman	By:	/s/ Barry A. Posner
Richard H. Friedman		Barry A. Posner
Dated: November 1, 2010		EVP & General Counsel
Dated: November 1, 2010